Exhibit 99.(n)

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement (No. 333-255702) on Form N-2 of USVC Venture Capital Access Fund of our report dated September 29, 2025, relating to our audit of the financial statements, which is included in the Registration Statement.

We also consent to the references to our firm under the captions “Independent Registered Public Accounting Firm and Legal Counsel”, “Independent Registered Public Accounting Firm”, and “Financial Statements” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

October 8, 2025